                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

--------------------------------------------------------------------------------
                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                                 Entremed, Inc.
               --------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                  --------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11

   (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
                  --------------------------------------------------------------

   [ ] Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
         2)  Form Schedule or Registration Statement No.:
         3)  Filing Party:
         4)  Date Filed:
                        --------------------------------------------------------

                                 ENTREMED, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 25, 1998

To the Stockholders:

     Notice is hereby given that the Annual Meeting of the Stockholders of EntreMed, Inc. (the "Company") will be held on June 25, 1998 at 10:00 a.m. local time at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland 20877. The Annual Meeting is called for the following purposes:

          1. To elect to the board three directors;

          2. To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of shares of the Company's Common Stock, par value $.01 per share, authorized for issuance by the Company from 20 million to 35 million;

          3. To approve and ratify an amendment to the Company's Amended and Restated 1996 Stock Option Plan, increasing from 1,266,667 to 1,750,000 the number of shares of Common Stock reserved for issuance;

          4. To approve and ratify the appointment of Ernst & Young LLP as the independent auditors of the Company; and

          5. To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on May 20, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                          By Order of the Board of Directors,

                                          John W. Holaday, Ph.D.
                                          Chairman, President and Chief
                                          Executive Officer

Dated: May 22, 1998

                                 ENTREMED, INC.
                      9610 MEDICAL CENTER DRIVE, SUITE 200
                           ROCKVILLE, MARYLAND 20850
                                 (301) 217-9858

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 25, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of EntreMed, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland 20877 on June 25, 1998, at 10:00 a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company at the above stated address. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the Annual Meeting.

     If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgement of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the director nominees set forth under the caption "Election of Directors", the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation, the approval and ratification of an amendment to the Amended and Restated 1996 Stock Option Plan (the "1996 Plan") and the approval and ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company.

     The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's stockholders is May 22, 1998.

     Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

                               VOTING SECURITIES

     Holders of record of shares of Common Stock, par value $.01 per share (the "Shares"), as of the close of business on May 20, 1998, are entitled to notice of and to vote at the Annual Meeting on all matters. On the record date there were issued and outstanding 12,514,696 Shares. Each outstanding Share is entitled to one vote upon all matters to be acted upon at the Annual Meeting. A majority of the outstanding Shares entitled to vote on any matter and represented at the Annual Meeting in person or by proxy shall constitute a quorum.

     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's Shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum and whether the proposed amendment to the Company's Amended and Restated Certificate of Incorporation has been approved, broker non-votes are not counted for any purpose in determining whether a matter has been approved. With respect to the proposed amendment to the Company's Amended and Restated Certificate of Incorporation, however, broker non-votes will have the effect of a vote "against" the proposal.

     Assuming a quorum is present, (i) the affirmative vote of a plurality of the Shares so represented and entitled to vote is required to elect the director nominees, (ii) the affirmative vote of a majority of the outstanding Shares is required to approve the amendment to the Company's Amended and Restated Certificate of Incorporation, (iii) the affirmative vote of a majority of the Shares so represented and entitled to vote, excluding broker non-votes, is necessary to ratify the amendment to the Company's Amended and Restated 1996 Stock Option Plan and (iv) to approve and ratify the appointment of Ernst & Young LLP as the independent auditors of the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of May 7, 1998 (except as otherwise footnoted below), certain information concerning stock ownership of all persons known by the Company to own beneficially more than 5% of the Shares, each director or director nominee, each executive officer named under "Executive Compensation and Other Matters" and all directors and executive officers of the Company as a group.

                                                             AMONG AND NATURE OF        PERCENTAGE OF
NAME OF STOCKHOLDER(1)                                       BENEFICIAL OWNERSHIP(1)    OUTSTANDING CLASS
----------------------                                       ------------------------   -----------------
John W. Holaday, Ph.D. ..................................       1,144,734(2)                9.02%
Carl R. Alving, M.D. ....................................         635,235(3)                5.13%
Donald S. Brooks.........................................          51,001(4)                   *
R. Nelson Campbell.......................................          50,000(5)                   *
Samuel R. Dunlap, Jr. ...................................         410,236(6)                3.30%
Jerry Finkelstein........................................          76,500(7)                   *
Edward R. Gubish, Ph.D. .................................         150,166(8)                1.20%
Lee F. Meier.............................................          50,334(9)                   *
Mark C. M. Randall.......................................          56,667(10)                  *
Wendell M. Starke........................................         292,336(11)               2.36%
John C. Thomas, Jr. .....................................         151,667(12)               1.22%
Bristol-Myers Squibb Company.............................         874,999                   7.06%
  P.O. Box 4000
  Princeton, New Jersey 08543
D. H. Blair Investment Banking Corp. ....................       1,000,000(13)               8.07%
  44 Wall Street
  New York, New York 10005
All executive officers and directors of the Company as a
  group (10 persons).....................................       2,433,641(14)              18.68%

---------------
  * Less than 1%

(1) Beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

(2) Includes 437,502 shares issuable upon exercise of options and warrants which are exercisable within 60 days and 126,666 shares held by a limited partnership of which Dr. Holaday is the general partner. Does not include 304,167 shares issuable upon exercise of options not exercisable within 60 days.

(3) Includes 15,002 shares issuable upon exercise of options which are exercisable within 60 days.

(4) Includes 51,001 shares issuable upon exercise of options which are exercisable within 60 days.

(5) Consists of 50,000 shares issuable upon exercise of options which are exercisable within 60 days. Does not include 75,000 shares issuable upon exercise of options not exercisable within 60 days.

(6) Includes 409,334 shares issuable upon exercise of options and warrants which are exercisable within 60 days. Does not include 33,334 shares issuable upon exercise of options not exercisable within 60 days.

(7) Includes 40,000 shares issuable upon exercise of options which are exercisable within 60 days. Does not include 5,000 shares owned by various family members of Mr. Finkelstein, as to which Mr. Finkelstein disclaims beneficial ownership.

(8) Includes 149,166 shares issuable upon exercise of options which are exercisable within 60 days. Does not include 135,834 shares issuable upon exercise of options not exercisable within 60 days.

(9) Includes 17,000 shares issuable upon exercise of options which are exercisable within 60 days and 33,334 shares issuable upon exercise of warrants which are exercisable within 60 days held by an entity the general partner of which is an entity in which Mr. Meier serves as Managing Director.

(10) Includes 56,667 shares issuable upon exercise of options which are exercisable within 60 days. Does not include 13,334 shares issuable upon exercise of options not exercisable within 60 days.

(11) Includes 102,551 shares issuable upon exercise of options and warrants which are exercisable within 60 days. Does not include 40,761 shares owned by various family members of Mr. Starke, as to which Mr. Starke disclaims beneficial ownership.

(12) Includes 149,835 shares issuable upon exercise of options and warrants which are exercisable within 60 days. Does not include 56,500 shares issuable upon exercise of options not exercisable within 60 days.

(13) Based on a Form 13-G filed by Mr. J. Morton Davis and D. H. Blair Investment Banking Corp. ("Blair") filed on February 3, 1998. Excludes 21,600 shares held by Mrs. Rosalind Davidowitz, Mr. Davis' wife, which Mr. Davis disclaims beneficial ownership. Mr. Davis is deemed to beneficially own the 1,000,000 shares held by D. H. Blair Investment Banking Corporation.

(14) Includes 1,492,824 shares issuable upon exercise of options and warrants which are exercisable within 60 days. Does not include 643,169 shares issuable upon exercise of options not exercisable within 60 days.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the Annual Meeting, the annual meeting of stockholders to be held in 1999 and the annual meeting of stockholders to be held in 2000. At the Annual Meeting, two directors will be elected by the stockholders to serve a three-year term and one director will be elected by the stockholders to serve a one year term to fill the vacancy of Dr. Bart Chernow, whose term was to expire in 1999. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for the election as directors of the three persons named below, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

     The following sets forth the names and ages as of May 20, 1998 of the three nominees for election to the Board of Directors as well as the Directors whose terms will continue, their respective principal occupations or employment during the past five years and the period during which each has served as a director of the Company.

                                  DIRECTOR      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
NAME                        AGE    SINCE                 DURING THE PAST FIVE YEARS
----                        ---   --------      --------------------------------------------
NOMINEES FOR TERMS EXPIRING IN 2001

Donald S. Brooks..........  62      1996     Mr. Brooks has been a director of the Company since
                                             April 1996. Since July 1993, Mr. Brooks has been a
                                             practicing attorney with the law firm Carella Byrne
                                             Bain Gilfillan Cecchi Stewart & Olstein, Roseland,
                                             New Jersey, which represents the Company on certain
                                             matters. Prior thereto, Mr. Brooks was employed by
                                             Merck & Co., Inc. for 27 years, most recently, from
                                             1986 to 1993, as Senior Counsel. From 1980 to 1985,
                                             Mr. Brooks served as a U.S. employer delegate to
                                             the Chemical Industries Committee, International
                                             Labor Organization in Geneva, Switzerland.

Lee F. Meier..............  50      1997     Mr. Meier has been a director of the Company since
                                             July 1997. Mr. Meier has over twenty years of
                                             experience in the equipment financing industry. He
                                             has been affiliated with US Leasing Corporation,
                                             The Chemical Bank of New York and Steiner Financial
                                             Corporation, a privately held, tax motivated
                                             lessor. Since 1984 Mr. Meier has served as founder
                                             and managing director of Meier Mitchell & Company,
                                             an investment banking firm specializing in
                                             providing debt and lease financing products. Meier
                                             Mitchell & Company targets clients in the
                                             biotechnology and electronics industries and has
                                             arranged or provided well over $1 billion in
                                             financing to both private and public companies in
                                             these sectors.

                                  DIRECTOR      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
NAME                        AGE    SINCE                 DURING THE PAST FIVE YEARS
----                        ---   --------      --------------------------------------------
NOMINEE AND CONTINUING DIRECTORS FOR TERM EXPIRING 1999

NOMINEE

Jerry Finkelstein.........  82      1998     Mr. Finkelstein has been a director of the Company
                                             since April 1998. Mr. Finkelstein has been a senior
                                             advisor to Apollo Advisors, L. P., a fund manager,
                                             since March 1994, and the Chairman of the Board of
                                             News Communications, Inc., a consortium of 23
                                             publications, since August 1993, as well as
                                             Chairman of The Hill Newspaper, a weekly newspaper,
                                             since September 1994. Mr. Finkelstein has been the
                                             former publisher of the New York Law Journal, a
                                             daily newspaper. He has been a member of the Boards
                                             of Rockefeller Center, Chicago Milwaukee
                                             Corporation, Chicago Milwaukee Railroad
                                             Corporation, Bank of North America, Struthers Wells
                                             Corporation, and PATH Railroad. Mr. Finkelstein has
                                             also held the following positions: member of Task
                                             Force Committee on the sale of the World Trade
                                             Center; Chairman of the New York City Planning
                                             Commission, and Commissioner of the Port Authority
                                             of New York and New Jersey, as well as numerous
                                             civic, social and political appointments.
CONTINUING DIRECTORS

Samuel R. Dunlap, Jr......  48      1992     Mr. Dunlap has been a director of the Company since
                                             August 1992 and has served as an Executive Advisor
                                             to the Company since August 1992. Mr. Dunlap also
                                             has (i) served as Chairman of Dunlap & Partners,
                                             Ltd., a financial consulting firm in Atlanta,
                                             Georgia, since October 1988, (ii) served as a
                                             director of Credit Depot Corporation, of which he
                                             was a founder, from December 1986 until 1997, (iii)
                                             served as Vice President of MEDigital, Inc. since
                                             August 1996, (iv) from 1992 through 1996 served as
                                             a director to First Pacific Networks, Inc., a
                                             publicly-held telecommunications company, (v)
                                             served as a director and a consultant of Golf
                                             Training Systems, Inc., a public company, from
                                             August 1994 until December 1995 and (vi) served as
                                             a director from July 1991 until February 1994 and
                                             an Executive Advisor from July 1991 until November
                                             1994 of Tapistron International, Inc. From April
                                             1986 until December 1988, Mr. Dunlap served as
                                             Executive Vice President and director of CytRx
                                             Corporation, a publicly-held pharmaceutical company
                                             of which he was a founder. Mr. Dunlap also served
                                             as Executive Vice President of Elan Pharmaceutical
                                             Research Corp., a publicly-held company, from
                                             August 1982 to December 1983 and President and a
                                             director of such entity from January 1984 to
                                             January 1985.

                                  DIRECTOR      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
NAME                        AGE    SINCE                 DURING THE PAST FIVE YEARS
----                        ---   --------      --------------------------------------------
Mark C. M. Randall........  35      1996     Mr. Randall has been a director of the Company
                                             since April 1996. Since 1985, Mr. Randall has been
                                             associated with Sarasin International Securities
                                             Limited, London, England, a wholly-owned subsidiary
                                             of Bank Sarasin & Cie, a private bank based in
                                             Switzerland, where he has been Director since 1994.
CONTINUING DIRECTORS FOR TERM EXPIRING 2000

John W. Holaday, Ph.D.....  52      1992     Dr. Holaday is a co-founder of the Company and has
                                             served as its President and Chief Executive Officer
                                             and a director since August 1992 and its Chairman
                                             of the Board since November 1995. Prior thereto,
                                             from May 1989 to August 1992, he was a co-founder
                                             of Medicis Pharmaceutical Corp. where he served as
                                             Scientific Director, Senior Vice President for
                                             Research and Development and director. Dr. Holaday
                                             also serves as a director for CytImmune Sciences,
                                             Inc., a privately held research diagnostics
                                             company. From 1968 to 1989, he served at the Walter
                                             Reed Army Institute of Research, where he founded
                                             the Neuropharmacology Branch in 1980. He serves as
                                             an officer and fellow in several biomedical
                                             societies and has authored and edited numerous
                                             scientific articles in journals and books. His
                                             current academic positions include Associate
                                             Professor of Anesthesiology and Critical Care
                                             Medicine and Senior Lecturer in Medicine at The
                                             Johns Hopkins University of Medicine, Baltimore,
                                             Maryland; Adjunct Professor of Pharmacology and
                                             Psychiatry at the Uniformed Services University
                                             School of Medicine, Bethesda, Maryland; and
                                             Clinical Assistant Professor of Surgery at the
                                             University of Connecticut Health Center,
                                             Farmington, Connecticut.

Wendell M. Starke.........  56      1994     Mr. Starke has been a director of the Company since
                                             April 1994. Mr. Starke is a Chartered Financial
                                             Analyst and a Chartered Investment Counselor. Mr.
                                             Starke was President of INVESCO Capital Management,
                                             Inc. from 1979 to 1991. In 1992, he became Chairman
                                             of INVESCO, Inc., the parent company of INVESCO
                                             Capital Management and other INVESCO money
                                             management subsidiaries in the United States. Mr.
                                             Starke also serves as a member of the Board and as
                                             Global Chief Investment Officer of AMVESCAP, PLC.
                                             the London-based parent company of the worldwide
                                             INVESCO organization.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors of the Company held three meetings during the fiscal year ended December 31, 1997 ("fiscal 1997"). Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which such director served that were held during fiscal 1997, except for Mr. Dunlap who missed one meeting because of a scheduling conflict.

     The Board of Directors has had three standing committees. These are the Executive Committee, the Audit Committee and the Compensation Committee.

     The Executive Committee acts as a liaison between management and the Board of Directors and is responsible for all matters that arise between regular meetings of the Board of Directors, to the extent permitted by Delaware law. The Executive Committee which currently consists of three directors, Messrs. Holaday, Dunlap and Starke, held six meetings during fiscal 1997 and took action by unanimous written consent on one occasion.

     The Audit Committee reviews, with the Company's independent auditors, the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee, which currently consists of two directors, Messrs. Meier and Randall, held one meeting during fiscal 1997.

     The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the Company's stock option plans. The Compensation Committee, which currently consists of three directors, Messrs. Brooks, Dunlap and Meier, held one meeting during fiscal 1997 and took action by unanimous written consent on one occasion.

COMPENSATION OF DIRECTORS

     Directors of the Company receive a fee of $2,000 per in-person meeting attended and are reimbursed for expenses actually incurred in connection with attending such meetings. Directors are also awarded initial grants of non-qualified stock options to purchase 15,000 shares of Common Stock upon joining the Board of Directors and annual grants of non-qualified stock options to purchase 5,000 shares of Common Stock. In addition, each member of the Audit Committee and the Compensation Committee will receive annual grants of non-qualified stock options to purchase 1,000 shares of Common Stock and each member of the Executive Committee will receive annual grants of non-qualified stock options to purchase 5,000 shares of Common Stock. All such automatic grants will be awarded on July 1, 1998.

     The Company entered into a three year consulting agreement with Samuel R. Dunlap, Jr. commencing January 1, 1996 that provides for annual payments of $90,000. See "Certain Transactions".

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer and to executive officers whose annual compensation exceeded $100,000 for fiscal 1997 (collectively, the "named executive officers") for services during the fiscal years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                           SECURITIES
                                                                           UNDERLYING     ALL OTHER
                                                     ANNUAL      BONUS    OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION                  YEAR   SALARY($)     ($)        (NO.)           ($)
---------------------------                  ----   ---------   -------   ------------   ------------
John W. Holaday, Ph.D......................  1997    275,000         --     260,000         18,883(1)
  Chairman, President and Chief              1996    250,000     80,000     105,000         18,221
  Executive Officer                          1995    200,000    100,000     270,001         18,369

Edward R. Gubish, Ph.D.....................  1997    165,000     50,000     100,000          6,332(2)
  Vice President, Regulatory                 1996    140,000     42,000      75,000          5,670
  and Clinical Development                   1995    126,600     10,750      70,000          5,818

R. Nelson Campbell.........................  1997    133,718     25,000      50,000          1,301(2)
  Chief Financial Officer                    1996         --         --          --             --
                                             1995         --         --          --             --
Leo Einck, Ph.D............................  1997    105,105         --          --          6,332(2)
  Vice President, Extramural Programs        1996    100,100     21,500      20,000          5,670
                                             1995     91,000     10,750      10,000          5,818

John C. Thomas, Jr.........................  1997    120,000     25,000      50,000             --
  Secretary/Treasurer                        1996     96,880     21,500      38,000             --
                                             1995     48,220      3,170       6,667          5,818

---------------
(1) $12,551 of such amount represents the premiums paid by the Company with respect to a split-dollar life insurance policy on the life of Dr. Holaday. Premiums paid by the Company on such policy are treated as non-interest bearing advances to the insured for the policy. The initial proceeds of any death benefit are required to be used to repay the indebtedness, and the balance of the insurance proceeds are payable as designated by the insured. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements". The remaining amount represents group health insurance premiums paid on behalf of such officer.

(2) Includes group health insurance premiums paid on behalf of such officer.

     The following table sets forth certain information with respect to individual grants of stock options and warrants made during the fiscal year ended December 31, 1997 to each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                              NUMBER OF                                                 VALUE AT ASSUMED
                              SECURITIES    % OF TOTAL                                ANNUAL RATES OF STOCK
                              UNDERLYING   OPTIONS/SARS                              PRICE APPRECIATION FOR
                               OPTIONS/     GRANTED TO    EXERCISE OR                    OPTION TERM(1)
                                 SARS      EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
NAME                           GRANTED     FISCAL YEAR      ($/SH)         DATE        5%($)        10%($)
----                          ----------   ------------   -----------   ----------   ----------   ----------
John W. Holaday, Ph.D. .....    10,000         1.16%         12.00       07/01/07      195,467      311,249
                               250,000        29.02%         10.00       11/20/07    4,072,238    6,484,355
Edward R. Gubish, Ph.D. ....   100,000        11.61%         10.00       11/20/07    1,628,895    2,593,742
R. Nelson Campbell..........    50,000         5.80%         10.00       11/20/07      814,448    1,296,871
Leo Einck, Ph.D. ...........        --            --            --             --           --           --
John C. Thomas, Jr. ........    50,000         5.80%         10.00       11/20/07      814,448    1,296,871

---------------
(1) Calculated by multiplying the exercise price by the annual appreciation rate shown (as prescribed by S.E.C. rules and compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts are not intended to forecast possible future appreciation, if any, of the price of the Company's Shares. The actual value realized upon exercise of the options to purchase Company Shares will depend on the fair market value of the Company's Shares on the date of exercise.

     The following table sets forth information concerning all option holdings for the fiscal year ended December 31, 1997 for each of the named executive officers. None of the named executive officers exercised options during 1997.

          AGGREGATED OPTION AND WARRANT/EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/VALUE

                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                          AT FY-END                   AT FY-END($)
NAME                                              EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                                            ------------------------------  -------------------------
John W. Holaday, Ph.D. .......................         437,502/116,667              2,200,320/350,002
Edward R. Gubish, Ph.D. ......................         149,166/135,834               510,622/244,379
R. Nelson Campbell............................          50,000/75,000                 20,313/60,938
Leo Einck, Ph.D. .............................          70,000/33,334                320,000/122,504
John C. Thomas, Jr. ..........................          149,835/56,500              1,031,576/60,938

---------------
(1) Calculated by multiplying the number of unexercised options outstanding at December 31, 1997 by the difference between the fair market value of the Company's Shares at December 31, 1997 ($11.625) and the option exercise price.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

     In April 1996, effective as of January 1, 1996, the Company entered into a three-year employment agreement with John W. Holaday, Ph.D., Chairman and Chief Executive Officer of the Company. The agreement provides for an annual base salary of $250,000 per year. The Company may terminate the agreement without cause and, upon such termination, Dr. Holaday will be entitled to receive his base salary through the end of the initial term of the agreement (subject to an offset for salary received from subsequent employment). The agreement contains confidentiality and non-competition provisions.

     The Company maintains a $2,000,000 split-dollar life insurance policy on the life of Dr. Holaday at an annual cost of approximately $12,551. Premiums paid by the Company on such policy are treated as non-interest bearing advances to the insured for the policy. The initial proceeds of any death benefit are required to be used to repay the indebtedness, and the balance of the insurance proceeds are payable as designated by the insured.

     Each of the Company's employees has entered into a Proprietary Information and Invention Assignment Agreement providing, among other things, that such employee will not disclose any confidential information or trade secrets in any unauthorized manner and that all inventions of such officer relating to the Company's current or anticipated business during the term of employment become the Company's property.

     In the event of certain transactions, including those which may result a change in control, as defined under the Company's 1996 Plan, unvested installments of options to purchase Shares of the Company may become immediately exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the S.E.C. initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by S.E.C. regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

     Based solely on the Company's review of such forms furnished to the Company and written representation from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, the members of the Compensation Committee were: Donald
S. Brooks, Samuel R. Dunlap, Jr., and Wendell M. Starke.

     The Company has in the past maintained a consulting arrangement with Mr. Dunlap and in January 1996 entered into a new three year consulting agreement with Mr. Dunlap that provides for annual payments of $90,000.

     Donald S. Brooks is of counsel to the law firm Carella Byrne Bain Gilfillan Cecchi Stewart & Olstein, which provides certain legal services to the Company.

     Wendell M. Starke is the Chairman of INVESCO, Inc. and serves as a member of the Board and Global Chief Investment Officer of AMVESCAP, the London-based parent company of the worldwide INVESCO organization, which provides certain investment advisory services to the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining senior management. The Compensation Committee's informal executive compensation philosophy (which applies generally to all Company management, including the President and Chief Executive Officer, John W. Holaday, Ph.D.) considers a number of factors, which may include:

     - Providing levels of compensation competitive with companies at a comparable stage of development and in the Company's geographic area;
     - Integrating management's compensation with the achievement of performance goals;
     - Rewarding above average corporate performance; and
     - Recognizing and providing incentive for individual initiative and achievement.

     The compensation structure of the Company's executive officers, including its President and Chief Executive Officer, is based on competitive, market-based pay practices, performance evaluations and generally includes a combination of base salary, discretionary bonuses and stock options. In setting compensation levels, the Compensation Committee considers data regarding compensation practices from a group of approximately 10 biotechnology and pharmaceutical companies that are believed to be generally comparable to the Company. The companies comprising this group are not necessarily included within the peer group index reflected in the performance graph on page 13.

     Base salary is not targeted at any particular level within the group of companies considered. Instead, total salary is determined based on a subjective assessment of the executive's performance and the Company's needs.

     Cash bonuses are within the discretion of the Compensation Committee and are based, in part, on achieving certain business and financial objectives and the Compensation Committee's subjective assessment of individual performance during the year.

     Consistent with its belief that equity ownership by senior management is beneficial in aligning the interests of senior management with those of the stockholders', the Company provides potentially significant long-term incentive opportunities to its senior management through discretionary grants of stock options, thereby emphasizing the potential creation of long-term stockholder value. The Compensation Committee considers stock options effective long-term incentives because an executive can profit only if the value of the Common Stock increases. In making these grants, the Compensation Committee considers its subjective assessment of the Company's past financial performance and future prospects, an executive officer's current level of ownership of the Common Stock, the period during which an executive officer has been in a key position with the Company, individual performance and competitive practices within the comparative group of companies. Dr. Holaday's option grants are determined based on the same criteria as those applicable to other executive officers.

     Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest-paid executive officers to the extent that any such individual's compensation exceeds $1 million, subject to certain exceptions, including one for "performance-based compensation". The Compensation Committee believes that none of the Company's executive officers received compensation in 1997, which was nondeductible under Section 162(m) of the Internal Revenue Code.

                      STOCK PRICE PERFORMANCE PRESENTATION

     The following chart compares the cumulative total stockholder return on the Company's Shares with the cumulative total stockholder return of the NASDAQ Market -- U.S. Index, NASDAQ Pharmaceuticals Index and the Hambrecht & Quist Biotechnology Index.

     In future proxy statements, the Company intends to replace the Hambrecht & Quist Biotechnology Index with the NASDAQ Pharmaceuticals Index because the Company believes that the NASDAQ index more accurately reflects the Company's peer group and is readily accessible by the Company's stockholders.

                  COMPARISON OF CUMULATIVE TOTAL RETURN CHART

                                 6/12/96    6/96     9/96    12/96    3/97     6/97     9/97    12/97
EntreMed, Inc.                   100.00    100.00   108.33   108.33   85.00    80.00    66.25    77.50
NASDAQ Stock Market -- US        100.00     96.01    99.43   104.32   98.71   116.80   136.56   128.07
NASDAQ Pharmaceuticals           100.00     91.00    93.06    90.10   85.71    92.53   103.80    93.27
Hambrecht & Quist Biotechnology  100.00     92.19    98.44    95.81   95.00    97.34   103.65    95.15

(1) Assumes $100 invested on June 12, 1996 and assumes dividends reinvested. Measurement points begin with the date of the Company's initial public offering ("IPO") and include the last day of each quarter beginning with the month in which the IPO occurred, through and including December 31, 1997. The material in this chart is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of the Company under the Securities Act of 1993, as amended, (the "1993 Act") or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                              CERTAIN TRANSACTIONS

     The Company entered into a three year consulting agreement with Samuel R. Dunlap, Jr. commencing January 1, 1996 that provides for annual payments of $90,000.

     Leon E. Rosenberg, M.D., a director of the Company until March 3, 1998, was the Senior Vice President, Scientific Affairs of Bristol-Myers Squibb Company. In December 1995, the Company and Bristol-Myers Squibb entered into a collaboration to develop and commercialize certain antiangiogenesis therapeutics. Pursuant to this collaboration, Bristol-Myers Squibb paid to the Company during fiscal 1997 an aggregate of approximately $3,670,000 in research funding and reimbursements for certain clinical trials and certain research and development and know-how.

     Donald S. Brooks, a director nominee of the Company, is of counsel to the law firm Carella, Byrne, Bain, Gilfillan, Cecchi , Stewart & Olstein, which provides certain legal services to the Company.

     Wendell M. Starke, a director of the Company, is the Chairman of INVESCO, Inc. and serves as a member of the Board and Global Chief Investment Officer of AMVESCAP, the London-based parent company of the worldwide INVESCO organization, which provides certain investment advisory services to the Company.

     In April 1995, the Company entered into a sale/leaseback transaction with respect to certain of its equipment with MMC/GATX Partnership No. 1 ("MMC/GATX"). The general partner of MMC/GATX is Meier Mitchell & Company, an entity in which Lee F. Meier, a director nominee, is the founder and Managing Director. During fiscal 1997, the Company paid lease payments to MMC/GATX in the amount of approximately $148,000 and in 1997 purchased the leased equipment for a total of $263,000.

                                   PROPOSAL 2

             APPROVAL OF AMENDMENT TO INCREASE NUMBER OF SHARES OF
            COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE COMPANY'S
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") currently provides for the authority of the Company to issue up to 20 million Shares. As of May 20, 1998, the Company had 12,514,696 Shares issued and outstanding and had reserved 2,233,333 Shares for possible future issuance in connection with the Company's 1992 Stock Option Plan and the Amended and Restated 1996 Stock Option Plan.

     The Board of Directors believes that an increase in the authorized but unissued Shares is in the best interests of the Company and, therefore, has adopted a proposed amendment to the Certificate of Incorporation increasing the number of authorized Common Shares from 20 million to 35 million. The proposed amendment would amend the first paragraph and paragraph (A) of the Certificate of Incorporation to read as follows:

                                      "IV.

          The total number of shares of capital stock which the Company is authorized to issue is Forty Million (40,000,000) divided into two classes as follows:

             (A) Common Stock. Thirty-Five Million (35,000,000) shares of common stock, $.01 par value per share ("Common Stock"), the holder of which shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Company, and"

     The proposed amendment would not affect the terms of the 5,000,000 shares of authorized Preferred Stock.

     The additional Shares for which authorization is being sought will have the same terms and rights as the Shares now authorized. No preemptive rights would be attached to these Shares. If the proposed amendment is approved, the additional authorized Shares will be available for issuance for capital formation, share splits or dividends, franchise expansion, and other corporate purposes at the discretion of the Board of Directors. Except as may be required by applicable law or regulation at the time of issuance, the shares may be issued without further action by the shareholders. The Board of Directors believes that the proposed increase in the number of authorized Shares will provide the Company with the flexibility it will need in conducting its business and in meeting future contingencies.

     Currently there are no commitments to issue any of the additional Shares to be authorized by the proposed amendment. Issuance of such Shares or other authorized but unissued Shares, under certain circumstances, could discourage or make more difficult an attempt to gain control of the Company. The Board of Directors presently has no intention of issuing authorized but unissued Shares for that purpose and knows of no ongoing attempt to gain control of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                   PROPOSAL 3

                        APPROVAL AND RATIFICATION OF THE
          AMENDMENT TO THE AMENDED AND RESTATED 1996 STOCK OPTION PLAN

     In April 1998, the Board of Directors of the Company adopted an amendment to the Company's Amended and Restated 1996 Stock Option Plan (the "1996 Plan"), which increases the authorized number of Shares available for option grants pursuant to the 1996 Plan from 1,266,667 to 1,750,000 (the "1996 Plan Amendment"). The Board of Directors is requesting and recommends to the stockholders ratification and approval of the 1996 Plan Amendment to ensure that an adequate supply of authorized unissued Shares is reserved for issuance of option grants to attract and retain executive personnel, key employees, directors, consultants and advisors and to provide additional incentive by permitting certain individuals to participate in the ownership of the Company.

     The 1996 Plan, as amended, provides for the grant by the Company of options to purchase up to an aggregate of 1,750,000 shares of the Company's authorized but unissued Common Stock (in each case subject to adjustment in certain cases including stock splits, recapitalizations and reorganizations) to officers, directors, employees, consultants and independent contractors of the Company. The purposes of the 1996 Plan are to ensure the retention of existing executive personnel, key employees, directors and consultants and to provide additional incentive to all such persons by permitting them to participate in the ownership of the Company. The 1996 Plan terminates in April 2006.

     The 1996 Plan is administered by the Board of Directors or a committee of the Board of Directors. Options granted under the 1996 Plan may be either incentive options or non-qualified options. Incentive options granted under the 1996 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive option granted under the 1996 Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Additionally, the aggregate number of shares of Common Stock that may be subject to options granted to any person in a calendar year shall not exceed 25% of the maximum number of shares of Common Stock which may be issued from time to time under the 1996 Plan. Options granted under the 1996 Plan to officers, directors or employees of the Company generally may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines.

     Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. As of April 30, 1998, the number of employees, officers and directors of the Company eligible to receive grants under the 1996 Plan was approximately 51 persons. The number of consultants and advisors to the Company eligible to receive grants under the 1996 Plan is not determinable. An optionee may be granted more than one option under the 1996 Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the 1996 Plan) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option and whether the options are incentive options or non-qualified options. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purposes of the 1996 Plan.

     An optionee will not recognize income on the grant or exercise of an incentive option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an optionee does not exercise an incentive stock option within certain specified periods after termination of employment, the option will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonstatutory stock option, as described below.

     The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the optionee generally will recognize ordinary income at the time of disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be capital loss. If an optionee recognizes ordinary income on exercise of an incentive option or as a result of a disposition of the shares acquired on exercise, the Company will be entitled to a deduction in the same amount.

     An optionee will not recognize income at the time of grant of a non-qualified option. At the time of a non-qualified option, an optionee will recognize ordinary income equal to the excess of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash, in stock, or in part with a note. The Company will be entitled to a deduction in the amount of ordinary income so recognized.

     The rules governing the tax treatment of options and the receipt of shares in connection with such grants are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

     In October 1995, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("FAS No. 123"). This statement defines a fair value based method of measuring and recording compensation cost associated with employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized in income over the service periods. FAS No. 123 encourages adoption of this method of accounting; however, it also allows an entity to continue to measure compensation cost using the method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Entities electing to continue using the accounting method in APB No. 25, as the Company has elected, must make pro forma disclosures of net income and earnings per share as if the fair value based method prescribed under FAS No. 123 had been applied.

     Under APB No. 25, as applied by the Company, neither the grant nor the exercise of an incentive stock option or a nonstatutory stock option under the 1997 Plan with an exercise price not less than the fair market value of Common Stock at the date of grant requires a charge against earnings.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1996 PLAN, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

                                   PROPOSAL 4

                        APPROVAL AND RATIFICATION OF THE
                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Management of the Company recommends a vote for the approval and ratification of the appointment of Ernst & Young LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 1998. Ernst & Young LLP have been the Company's auditors for the past fiscal year and has no direct or indirect financial interest in the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AND FOR THE ADOPTION OF PROPOSAL 4.

                                    GENERAL

     The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

     The Company will bear the cost of preparing, printing, assembling, and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

     The Proxy Statement is accompanied by a copy of the Company's Annual Report to Stockholders. The Company will provide without charge to each person being solicited by the Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997 (as filed with the S.E.C.) including the financial statements thereto. All such requests should be directed to the Secretary of the Company, John C. Thomas, Jr., EntreMed, Inc., 9610 Medical Center Drive, Suite 200, Rockville, Maryland 20850.

                             STOCKHOLDER PROPOSALS

     The Annual Meeting of Stockholders for the fiscal year ending December 31, 1998 is expected to be held in June 1999. All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received at the Company's executive office not later than January 31, 1999, for inclusion in the Proxy Statement and form of proxy related to that meeting.

                                          By Order of the Board of Directors,

                                          John W. Holaday, Ph.D.
                                          Chairman, President and Chief
                                          Executive Officer

Dated: May 22, 1998

                                 ENTREMED, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints John W. Holaday, Ph.D. and John C. Thomas Jr., and each of them, as proxy (each of whom shall have full power of substitution) to represent the undersigned at the Annual Meeting of Stockholders to be held at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland 20877 on June 25, 1998 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of common stock the undersigned would be entitled to vote if personally present, as indicated below.

1.  Election of Directors.

      FOR all nominees listed below [ ]                WITHHOLD AUTHORITY [ ]
      (except as marked to the contrary below)         to vote for all nominees
                                                       listed below

            Donald S. Brooks, Lee F. Meier, and Jerry Finkelstein


(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

2. Approval of an amendment to Article IV of the Amended and Restated Certificate of Incorporation of the Company to increase the number of shares of the Company's common stock, par value $.01 per share, authorized for issuance by the Company from 20 million to 35 million.

                    FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

3. Approval of an amendment to the Company's Amended and Restated 1996 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 1,266,667 to 1,750,000.

                    FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

4. Approval and ratification of the appointment of Ernst & Young L.L.P. as independent auditors for the Company.

                    FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

5. In their discretion upon such other business as may properly come before the meeting.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES, FOR THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, FOR THE AMENDMENT TO THE 1996 STOCK OPTION PLAN AND FOR THE APPROVAL AND RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                     DATED:____________________________, 1998


                     ----------------------------------
                     Signature



                     ----------------------------------
                     Signature if held jointly.

                     (Please date, sign as name appears at the above, and return promptly. If the Shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears in the proxy.)